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As filed with the Securities and Exchange Commission on September 8, 2004

Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NAVTEQ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0170321 (I.R.S. Employer Identification Number)
222 Merchandise Mart, Suite 900 Chicago, Illinois 60654 (312) 894-7000 (Address, including zip code, of principal executive offices)

2001 STOCK INCENTIVE PLAN
1998 CALIFORNIA INCENTIVE PLAN
1996 STOCK OPTION PLAN
1988 STOCK OPTION PLAN
SHARES UNDER EMPLOYEE OPTION AND EMPLOYMENT AGREEMENTS
(Full title of the plans)

Lawrence M. Kaplan, Esq.
Vice President and General Counsel
NAVTEQ Corporation
222 Merchandise Mart, Suite 900
Chicago, Illinois 60654
(Name and address of agent for service)

(312) 894-7000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $.001 per share	5,250,904 shares	$31.51	$165,455,985.04	$20,963.27

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the 'Securities Act'), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the amount of the registration fee. The price and fee are computed based upon $31.51, the average of the high and low prices for the common stock reported on the New York Stock Exchange on August 31, 2004.

EXPLANATORY NOTE

        Pursuant to General Instruction E. of Form S-8, this Registration Statement is being filed in order to register 5,250,904 additional shares of common stock, par value $.001 per share (the "Common Stock"), of NAVTEQ Corporation (the "Company"), issuable pursuant to the Company's 2001 Stock Incentive Plan, 1998 California Incentive Plan, 1996 Stock Option Plan, 1988 Stock Option Plan and under employee option and employment agreements (collectively, the "Plans"). A Registration Statement on Form S-8 (File No. 333-76700), registering an aggregate of 14,867,938 shares of Common Stock (adjusted to reflect a 1-for-14 reverse stock split effected on August 5, 2004) issuable pursuant to the Plans, was filed with the Securities and Exchange Commission on January 14, 2002 and is incorporated by reference, as hereafter amended, into this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of these actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        The Company's Certificate of Incorporation and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person, or a person of whom the person is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the Company's request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of the proceeding is the alleged action of the person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by the person in connection therewith. The Company's Certificate of Incorporation also provides that the Company will pay the expenses incurred in defending any proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company under the Company's Certificate of Incorporation in respect of any occurrence or matter arising prior to any repeal or modification. The Company's Certificate of Incorporation also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to its employees or agents.

        The Company's Certificate of Incorporation provides that none of the Company's directors will be personally liable to the Company or the Company's stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the DGCL, for liability:

  •
  for any breach of the director's duty of loyalty to the Company or the Company's stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise, prior to the amendment or repeal.

        The Company also maintains directors' and officers' liability insurance, which insures against certain liabilities that may be incurred by its directors and officers in those capacities. The Company has also entered into indemnity agreements with its directors and officers providing for the indemnification described above.

        Philips B.V. and Scott Miller, one of the Company's directors, have entered into an indemnity agreement providing for indemnification of Mr. Miller by Philips B.V. in certain circumstances.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Specimen Common Stock Certificate(*)
4.2(a)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and Judson C. Green(**)
4.2(b)	Restricted Stock Unit Agreement dated April 30, 2004 between the Company and Judson C. Green(***)
4.3(a)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod(**)
4.3(b)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod(**)
4.4(a)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for United States Employees
4.4(b)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for California Employees
4.4(c)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for French Employees
4.4(d)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for United Kingdom Employees
4.4(e)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for Residents of the Netherlands and Belgium Residents Employed in the Netherlands
4.5(a)	Form of Restricted Stock Unit Agreement under the 2001 Stock Incentive Plan for United States Employees
4.5(b)	Form of Restricted Stock Unit Agreement under the 2001 Stock Incentive Plan for French Employees
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of KPMG LLP
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (on signature page)

(*)
Filed with the Company's Registration Statement on Form S-1 (Registration No. 333-114637) and incorporated herein by reference.

(**)
Filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

(***)
Filed as part of the Amended and Restated Employment Agreement dated as of April 30, 2004 between the Company and Judson C. Green, which was filed with the Company's Registration Statement on Form S-1 (Registration No. 333-114637) and which is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on September 8, 2004.

NAVTEQ CORPORATION
By:	/s/ JUDSON C. GREEN Judson C. Green President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Judson C. Green, David B. Mullen and Lawrence M. Kaplan, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Date

/s/ JUDSON C. GREEN Judson C. Green Director, President and Chief Executive Officer (Principal Executive Officer)	September 8, 2004
/s/ DAVID B. MULLEN David B. Mullen Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 8, 2004
/s/ NEIL T. SMITH Neil T. Smith Vice President and Corporate Controller (Principal Accounting Officer)	September 8, 2004

/s/ RICHARD J.A. DE LANGE Richard J.A. de Lange Director	September 3, 2004
/s/ SCOTT M. WEISENHOFF Scott M. Weisenhoff Director	September 3, 2004
/s/ WILHELMUS C. M. GROENHUYSEN Wilhelmus C. M. Groenhuysen Director	September 7, 2004
/s/ DIRK-JAN VAN OMMEREN Dirk-Jan van Ommeren Director	September 3, 2004
/s/ SCOTT D. MILLER Scott D. Miller Director	September 3, 2004

INDEX OF EXHIBITS

Exhibit No.	Description
4.1	Specimen Common Stock Certificate(*)
4.2(a)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and Judson C. Green(**)
4.2(b)	Restricted Stock Unit Agreement dated April 30, 2004 between the Company and Judson C. Green(***)
4.3(a)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod(**)
4.3(b)	Stock Option Agreement dated as of May 15, 2002 between Navigation Technologies and John K. MacLeod(**)
4.4(a)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for United States Employees
4.4(b)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for California Employees
4.4(c)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for French Employees
4.4(d)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for United Kingdom Employees
4.4(e)	Form of Stock Option Agreement under the 2001 Stock Incentive Plan for Residents of the Netherlands and Belgium Residents Employed in the Netherlands
4.5(a)	Form of Restricted Stock Unit Agreement under the 2001 Stock Incentive Plan for United States Employees
4.5(b)	Form of Restricted Stock Unit Agreement under the 2001 Stock Incentive Plan for French Employees
5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of KPMG LLP
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (on signature page)

(*)
Filed with the Company's Registration Statement on Form S-1 (Registration No. 333-114637) and incorporated herein by reference.

(**)
Filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

(***)
Filed as part of the Amended and Restated Employment Agreement dated as of April 30, 2004 between the Company and Judson C. Green, which was filed with the Company's Registration Statement on Form S-1 (Registration No. 333-114637) and which is incorporated herein by reference.

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 6. Indemnification of Directors and Officers.
  Item 8. Exhibits.
SIGNATURES
INDEX OF EXHIBITS